SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 15, 2005

Date of Report (date of earliest event reported)

RASER TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Utah	0-306567	87-0638510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of principal executive offices)

(508) 357-2221

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 15, 2005, Mr. Fred Wenninger resigned from the Board of Directors of the Registrant (the “Board”), effective November 15, 2005. Mr. Wenninger served on the Board since October 2003.

On November 15, 2005, Mr. Barry Markowitz was appointed by the Board, on the recommendation of the Nominating and Governance Committee of the Board, to fill the vacancy created by the resignation of Mr. Wenninger, effective immediately. Mr. Markowitz was appointed a Class I director with a term expiring at the 2006 Annual Meeting of Shareholders.

Mr. Markowitz, 63, recently retired from DTE Energy Services, an affiliate of DTE Energy Co. a NYSE: DTE listed diversified energy company involved in the development and management of energy-related businesses and services nationwide, where he served as the President from 1994 to 2004. While at DTE Energy Services, Mr. Markowitz managed businesses generating over $1 billion annual revenue and $200 million annual net income after tax. Prior to working at DTE Energy Services, Mr. Markowitz was Vice President of Bechtel Power Corporation, where he worked for 29 years. Mr. Markowitz holds a bachelor’s degree in Civil Engineering and a master’s degree in business administration from the City College of New York.

In connection with the appointment of Mr. Markowitz to the Board, Mr. Markowitz was granted an option to purchase 100,000 shares of the Registrant’s common stock under the Registrant’s Amended and Restated 2004 Long Term Incentive Plan (the “Stock Option”). The Stock Option provides for an exercise price of $13.93 per share and 1/20th of the shares of the Registrant’s common stock underlying the Stock Option vest every three months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

By:	/s/ William Dwyer
William Dwyer
Chief Financial Officer

Dated: November 18, 2005